PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: December 29, 2008

Citizens Bancorp of Virginia Reports 4th Quarter 2008 Dividends

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc. (CZBT.OB), parent company for Citizens Bank and Trust Company, announces that the Board of Directors approved a $0.17 per share dividend for the fourth quarter of 2008 at its regularly scheduled meeting on December 18, 2008. The current dividend represents an annualized dividend yield of 5.03% based upon the average fourth quarter closing stock price (through December 16, 2008) of $13.53 per share. The average dividend yield of banks with assets less than $1 billion as of the most recently completed quarter was 3.30%. Citizens Bank & Trust Company continues to maintain significantly higher capital ratios and a return on average asset ratio when compared to similar asset-size banks in the Commonwealth of Virginia and nationally.

The quarterly cash dividend is payable on January 9, 2009, to shareholders of record as of the close of business on January 2, 2009.

Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia with $292.8 million in assets as of September 30, 2008. Its subsidiary, Citizens Bank and Trust Company, was founded in 1873 and is the second oldest community bank in Virginia. Citizens Bank and Trust Company has eleven banking offices in Amelia, Nottoway, Prince Edward, Chesterfield counties, the City of Colonial Heights, South Hill and a commercial loan production office in Midlothian, Virginia, which provide financial services to individuals and small to medium size businesses.

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This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from these statements. Please refer to Citizens Bancorp of Virginia, Inc.’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Citizens Bancorp of Virginia, Inc.’s forward-looking statements. Citizens Bancorp of Virginia, Inc. undertakes no obligation to revise these statements following the date of this press release.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer

Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

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